Exhibit 99.1

  CARDIODYNAMICS ANNOUNCES NOMINATION OF B. LYNNE PARSHALL AND ROBERT W. KEITH
                              TO BOARD OF DIRECTORS

    SAN DIEGO, June 7 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced that B. Lynne Parshall and Robert W. Keith have been nominated for election to the Company's board of directors at the annual meeting of shareholders to be held on July 21, 2005. The Company also announced that Peter
C. Farrell, Ronald A. Matricaria, and Ronald L. Merriman will not be standing for re-election at the meeting.

    "We look forward to welcoming Lynne Parshall and Robert Keith to CardioDynamics' Board," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "We believe that their financial, marketing and healthcare experience will make a great contribution to achieving CardioDynamics' strategic goals."

    Ms. Parshall has served as Executive Vice President of Isis Pharmaceuticals, Inc. since December 1995, Chief Financial Officer since June 1994, and Director since September 2000. From 1991 to date, she has held various executive management positions with Isis. Prior to joining Isis, Ms. Parshall practiced law at Cooley Godward LLP, outside counsel to Isis, where she was a partner from 1986 to 1991. Ms. Parshall is on the Board of Corautus Genetics Inc. and is a member of the American, California, and San Diego bar associations. Ms. Parshall received her J.D. at Stanford Law School and her B.A. from Harvard University.

    Mr. Keith serves as President and Chief Operating Officer of Verus Pharmaceuticals, Inc. which he co-founded in January 2003. Prior to that, Mr. Keith was a partner at Advantage Management Solutions, LLC, and from 1996 to 2001, was a Vice President and Corporate Officer responsible for sales, marketing, and commercial development at Dura Pharmaceuticals, Inc. and Elan Corporation. Mr. Keith also served as an executive at Abbott Laboratories Pharmaceutical Products Division. Mr. Keith earned his M.B.A. from the Wharton School of the University of Pennsylvania, his M.C.P. from the University of Pennsylvania, and his B.A. from The George Washington University.

    Perry concluded, "On behalf of the board and our shareholders, I want to personally express my thanks and gratitude to Messrs. Farrell, Matricaria, and Merriman. Each has provided the Company with excellent advice and counsel, and we have benefited greatly from their service on our board over the past several years."

    CardioDynamics' directors standing for re-election are: James C. Gilstrap, Connie R. Curran, Richard O. Martin, and Michael K. Perry. The annual meeting of shareholders will take place on Thursday, July 21, 2005, at 9:00 a.m. at the Company's corporate facilities at 6175 Nancy Ridge Drive, San Diego, California. Shareholders of record as of June 1, 2005 are entitled to vote at the meeting.

    About CardioDynamics:
    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG).

The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:
    Except for the historical and factual information contained herein, this press release contains forward-looking statements, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
    -0-                             06/07/2005
    /CONTACT: Bonnie Ortega, Investor Relations, ext. 1005, bortega@cardiodynamics.com, or Irene Paigah, Media Relations, ext. 1012, ipaigah@cardiodynamics.com, both of CardioDynamics, +1-800-778-4825/
    /Web site:  http://www.cdic.com